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                                                                     Exhibit 1.1


                     CLAYMORE SECURITIES DEFINED PORTFOLIOS,


                                   SERIES 187

               EQUITY DIVIDEND INCOME PORTFOLIO (5-YEAR), SERIES 9

                       SMALL-CAP CORE PORTFOLIO, SERIES 2


                            REFERENCE TRUST AGREEMENT


     This Reference Trust Agreement dated as of August 27, 2004, between Claymore Securities, Inc., as Depositor, and The Bank of New York, as Trustee, sets forth certain provisions in full and incorporates other provisions by reference to the document entitled "Standard Terms and Conditions of Trust For Series Formed on or Subsequent to December 18, 2001" (herein called the "Standard Terms and Conditions of Trust"), and such provisions as are set forth in full and such provisions as are incorporated by reference constitute a single instrument. All references herein to Articles and Sections are to Articles and Sections of the Standard Terms and Conditions of Trust.


                                WITNESSETH THAT:

     In consideration of the premises and of the mutual agreements herein contained, the Depositor and the Trustee agree as follows:


                                     PART I.

                     STANDARD TERMS AND CONDITIONS OF TRUST

     Subject to the provisions of Part II hereof, all the provisions contained in the Standard Terms and Conditions of Trust are herein incorporated by reference in their entirety and shall be deemed to be a part of this instrument as fully and to the same extent as though said provisions had been set forth in this instrument.


                                    PART II.

                      SPECIAL TERMS AND CONDITIONS OF TRUST

     The following special terms and conditions are hereby agreed to:


          (1) The equity securities listed in the Schedule hereto have been deposited in the Trust(s) under this Reference Trust Agreement as indicated on the attached Schedule A.

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          (2) For the purposes of the definition of the term "Unit" in Article
     I, it is hereby specified that the fractional undivided interest in and ownership of a Trust is the amount described in Amendment No. 1 to the Trust's Registration Statement (Registration No. 333-117696) as filed with the Securities and Exchange Commission today. The fractional undivided interest may (a) increase by the number of any additional Units issued pursuant to Section 2.03, (b) increase or decrease in connection with an adjustment to the number of Units pursuant to Section 2.03, or (c) decrease by the number of Units redeemed pursuant to Section 5.02.

          (3) The term "Deferred Sales Charge" shall mean the "deferred sales fee" as described in the Prospectus.

          (4) The terms "Income Account Record Date" and "Capital Account Record Date" shall mean the dates set forth under "Essential Information--Record Dates" in the Prospectus.

          (5) The terms "Income Account Distribution Date" and "Capital Account Distribution Date" shall mean the dates set forth under "Essential Information--Distribution Dates" in the Prospectus.

          (6) The term "Initial Date of Deposit" shall mean the date of this Reference Trust Agreement as set forth above.

          (7) Section 2.03 is hereby amended by adding the following sentence as the third sentence of Section 2.03:

          "Effective as of the Evaluation Time on August 27, 2004, in the event that the aggregate value of Securities in the Trust has increased since the evaluation on August 26, 2004, the Trustee shall issue such number of additional Units to the Unitholder of outstanding Units as of the close of business on August 26, 2004, that the price per Unit computed as of the Evaluation Time on August 27, 2004, plus the maximum applicable sales charge shall equal approximately $10 per Unit (based on the number of Units outstanding as of said Evaluation Time, including the additional Units issued pursuant to this sentence); in the event that the aggregate value of Securities in the Trust Fund has decreased since the evaluation on August 26, 2004, there will be a reverse split of the outstanding Units, and said Unitholder will surrender to the Trustee for cancellation such number of Units, that the price per Unit computed as of the Evaluation Time on August 27, 2004, plus the maximum applicable sales charge shall equal approximately $10 per Unit (based on the number of Units outstanding as of said Evaluation Time, reflecting cancellation of Units pursuant to this sentence)."

          (8) The number of Units of the Trust(s) referred to in Section 2.03 shall be equal to the "Number of Units" in the Statement(s) of Financial Condition in the Prospectus.

          (9) The first paragraph of Section 5.01 is hereby amended and restated to read as follows:

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          SECTION 5.01. TRUST EVALUATION. As of the Evaluation Time (a) on the
     last Business Day of each year, (b) on the day on which any Unit is tendered for redemption and (c) on any other day desired by the Trustee or requested by the Depositor, the Trustee shall: Add (i) all moneys on deposit in a Trust (excluding (1) cash, cash equivalents or Letters of Credit deposited pursuant to Section 2.01 hereof for the purchase of Contract Securities, unless such cash or Letters of Credit have been deposited in the Interest and Principal Accounts because of failure to apply such moneys to the purchase of Contract Securities pursuant to the provisions of Sections 2.01, 3.03 and 3.04 hereof and (2) moneys credited to the Reserve Account pursuant to Section 3.05 hereof), plus (ii) the aggregate Evaluation of all Securities (including Contract Securities and Reinvestment Securities) on deposit in such Trust as is determined by the Evaluator (such evaluations shall take into account and itemize separately
     (i) the cash on hand in the Trust or moneys in the process of being collected from matured interest coupons or bonds matured or called for redemption prior to maturity, (ii) the value of each issue of the Securities in the Trust on the bid side of the market as determined by the Evaluator pursuant to Section 4.01, and (iii) interest accrued thereon not subject to collection and distribution). For each such Evaluation there shall be deducted from the sum of the above (i) amounts representing any applicable taxes or governmental charges payable out of the respective Trust and for which no deductions shall have previously been made for the purpose of addition to the Reserve Account, (ii) amounts representing estimated accrued fees of the Trust and expenses of such Trust including but not limited to unpaid fees and expenses of the Trustee, the Evaluator, the Supervisor, the Depositor and bond counsel, in each case as reported by the Trustee to the Evaluator on or prior to the date of evaluation, (iii) any moneys identified by the Trustee, as of the date of the Evaluation, as held for distribution to Unitholders of record as of a Record Date or for payment of the Redemption Value of Units tendered prior to such date and
     (iv) unpaid organization costs in the estimated amount per Unit set forth in the Prospectus. The resulting figure is herein called a "TRUST FUND EVALUATION." The value of the pro rata share of each Unit of the respective Trust determined on the basis of any such evaluation shall be referred to herein as the "UNIT VALUE."

          (10) For the purposes of Section 6.01(g)(i), the liquidation amount shall be 20% of the total value of all Securities deposited in the Trust(s) during a Trust's initial offering period at the time of each such deposit.

          (11) Article III is hereby amended by adding the following section:

          SECTION 3.23. BOOKKEEPING AND ADMINISTRATIVE EXPENSES. If so provided in the Prospectus, as compensation for providing bookkeeping and other administrative services of a character described in Section 26(a)(2)(C) of the Investment Company Act of 1940 to the extent such services are in addition to, and do not duplicate, the services to be provided hereunder by the Trustee or the Depositor for providing supervisory services, the Depositor shall receive at the times specified in Section 3.05, against a statement or statements therefor submitted to the Trustee an aggregate annual fee in an amount which shall not exceed that amount set forth in the Prospectus, calculated as specified in Section 3.05, but in no event shall such compensation, when combined with all compensation

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               received from other series of the Trust or other unit investment trusts sponsored by the Depositor or its affiliates for providing such bookkeeping and administrative services in any calendar year exceed the aggregate cost to the Depositor for providing such services to such unit investment trusts. Such compensation may, from time to time, be adjusted provided that the total adjustment upward does not, at the time of such adjustment, exceed the percentage of the total increase, during the period from the Trust Agreement to the date of any such increase, in consumer prices for services as measured by the United States Department of Labor Consumer Price Index entitled "All Services Less Rent of Shelter" or similar index as described under Section
          3.18. The consent or concurrence of any Unitholder hereunder shall not be required for any such adjustment or increase. Such compensations shall be paid by the Trustee, upon receipt of invoice therefor from the Depositor, upon which, as to the cost incurred by the Depositor of providing services hereunder the Trustee may rely, and shall be charged against the Income and Capital Accounts as specified in
          Section 3.05. The Trustee shall have no liability to any Unitholder or other person for any payment made in good faith pursuant to this Section.

               If the cash balance in the Income and Capital Accounts shall be insufficient to provide for amounts payable pursuant to this Section 3.23, the Trustee shall have the power to sell (1) Securities from the current list of Securities designated to be sold pursuant to Section
          5.02 hereof, or (2) if no such Securities have been so designated, such Securities as the Trustee may see fit to sell in its own discretion, and to apply the proceeds of any such sale in payment of the amounts payable pursuant to this Section 3.23.

               Any moneys payable to the Depositor pursuant to this Section 3.23 shall be secured by a prior lien on the Trust except that no such lien shall be prior to any lien in favor of the Trustee under the provisions of Section 6.04.

               (12) The phrases "supervisory services," "supervisory portfolio services" and "portfolio supervisory services" in Sections 3.18 are hereby replaced with the phrase "portfolio supervisory services and bookkeeping and administrative expenses."

               (13) Section 7.05 is hereby amended and replaced in its entirety with the following:

               SECTION 7.05. COMPENSATION. The Depositor shall receive at the times set forth in Sections 3.05, 3.18, 3.23 and 4.03 as compensation for performing portfolio supervisory services, bookkeeping and administrative expenses and evaluation services, such amount and for such periods as specified the Prospectus and/or Reference Trust Agreement. The compensation for providing portfolio supervisory services, bookkeeping and administrative expenses and evaluation services shall be made on the basis of the largest number of units outstanding at any time during the period for which such compensation is being computed. At no time, however, will the total amount received by the Depositor for services rendered to all series of Claymore Securities Defined Portfolios in any calendar year exceed the aggregate cost to them of supplying such services in such year. Such rate may be increased by the Trustee from time to time, without the consent or approval of

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               any Unitholder, or the Depositor, by amounts not exceeding the proportionate increase during the period from the date of such Prospectus and/or Reference Trust Agreement to the date of any such increase, in consumer prices as published either under the classification "All Services Less Rent" in the Consumer Price Index published by the United States Department of Labor or, if such Index is no longer published, a similar index.

               In the event that any amount of the compensation paid to the Depositor pursuant to Sections 3.05, 3.18 and 3.23 and 4.03 is found to be an improper charge against a Trust, the Depositor shall reimburse the Trust in such amount. An improper charge shall be established if a final judgment or order for reimbursement of the Trust shall be rendered against the Depositor and such judgment or order shall not be effectively stayed or a final settlement is established in which the Depositor agrees to reimburse the Trust for amounts paid to the Depositor pursuant to this Section 7.05.

               (14) The first two sentences of Section 3.22 are hereby amended and replaced with the following:

               SECTION 3.22. CREATION AND DEVELOPMENT FEE. If the Prospectus related to a Trust specifies a creation and development fee, the Trustee shall, on or immediately after the end of the initial offering period, withdraw from the Capital Account, an amount equal to the unpaid creation and development fee as of such date and credit such amount to a special non-Trust account designated by the Depositor out of which the creation and development fee will be distributed to the Depositor (the "Creation and Development Account"). The creation and development fee is the per unit amount specified in the Prospectus for the Trust.

               (15) Article III is hereby amended by adding the following section:

               SECTION 3.24. LICENSE FEES. If so provided in the Prospectus, the Depositor may enter into a Licensing Agreement (the "AGREEMENT") with a licensor (the "LICENSOR") described in the Prospectus in which the Trust(s), as consideration for the licenses granted by the Licensor for the right to use its trademarks and trade names, intellectual property rights or for the use of databases and research owned by the Licensor, will pay a fee set forth in the Agreement to the applicable Licensor or the Depositor to reimburse the Depositor for payment of the expenses.

               If the Agreement provides for an annual license fee computed in whole or part by reference to the average daily net asset value of the Trust assets, for purpose of calculating the accrual of estimated expenses such annual fee shall accrue at a daily rate and the Trustee is authorized to compute an estimated license fee payment (i) until the Depositor has informed the Trustee that there will be no further deposits of additional Securities, by reference to an estimate of the average daily net asset value of the Trust assets which the Depositor shall provide the Trustee, (ii) thereafter and during the calendar quarter in which the last business day of the period described in clause (i) occurs, by reference to the net asset value of the Trust assets as of such last business day,

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               and (iii) during each subsequent calendar quarter, by reference to the net asset value of the Trust assets as of the last business day of the preceding calendar quarter. The Trustee shall adjust the net asset value (Trust Fund Evaluation) as of the dates specified in the preceding sentence to account for any variation between accrual of estimated license fee and the license fee payable pursuant to the Agreement, but such adjustment shall not affect calculations made prior thereto and no adjustment shall be made in respect thereof.

               (16) Section 2.05 (b) is replaced in its entirety with the following:

               (b) Additional Securities deposited during the 90 days following the initial deposit made pursuant to Section 2.01 hereof shall maintain as closely as practicable the Original Proportionate Relationship, except as provided in this Section 2.05(b). Additional Securities may be deposited or purchased in round lots; if the amount of the deposit is insufficient to acquire round lots of each Security to be acquired, the Additional Securities shall be deposited or purchased in the order of the Security in the Trust most under represented immediately before the deposit with respect to the Original Proportionate Relationship. Instructions to purchase Additional Securities under this Section shall be in writing and shall direct the Trustee to purchase, or enter into contracts to purchase, Additional Securities; such instructions shall also specify the name, CUSIP number, if any, aggregate amount of each such Additional Security and price or range of price. If, at the time of a subsequent deposit under this Section, Securities of an Original Issue are unavailable, cannot be purchased at reasonable prices or their purchase is prohibited or restricted by applicable law, regulation or policies, in lieu of the portion of the deposit that would otherwise be represented by those Securities, the Depositor may (A) deposit (or instruct the Trustee to purchase) Securities of another Original Issue or (B) deposit cash or a letter of credit with instructions to acquire the Securities of such Original Issue when they become available.

               (17) Section 4.01(b) is replaced in its entirety by the following:

               (b) During the initial offering period such Evaluation shall be made in the following manner: if the Securities are listed on a national securities exchange or foreign securities exchange, such Evaluation shall generally be based on the last available sale price on or immediately prior to the Evaluation Time on the exchange which is the principal market therefor, which shall be deemed to be the New York Stock Exchange if the Securities are listed thereon (unless the Evaluator deems such price inappropriate as a basis for evaluation) or, if there is no such available sale price on such exchange, at the last available offer prices of the Securities. Securities not listed on the New York Stock Exchange but principally traded on the Nasdaq National Market System will be valued at Nasdaq's official close price. If the Securities are not so listed or, if so listed, the principal market therefor is other than on such exchange or there is no such available sale price on such exchange, such Evaluation shall generally be based on the following methods or any combination thereof whichever the Evaluator deems appropriate: (i) on the basis of the current offer price for comparable securities (unless the Evaluator deems such price inappropriate as a basis for evaluation), (ii) by determining the valuation of the Securities on the offer side of the market by appraisal or (iii) by any combination of the above. If the

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               Trust holds Securities denominated in a currency other than U.S.
          dollars, the Evaluation of such Security shall be converted to U.S. dollars based on current offering side exchange rates (unless the Evaluator deems such prices inappropriate as a basis for valuation). The Evaluator shall add to the Evaluation of each Security which is traded principally on a foreign securities exchange the amount of any commissions and relevant taxes associated with the acquisition of the Security. As used herein, the closing sale price is deemed to mean the most recent closing sale price on the relevant securities exchange immediately prior to the Evaluation Time. For each Evaluation, the Evaluator shall also confirm and furnish to the Trustee and the Depositor, on the basis of the information furnished to the Evaluator by the Trustee as to the value of all Trust assets other than Securities, the calculation of the Trust Fund Evaluation to be computed pursuant to Section 5.01.

               (18) Section 4.01(c) is replaced in its entirety by the following:

               (c) For purposes of the Trust Fund Evaluations required by
          Section 5.01 in determining Redemption Value and Unit Value and for secondary market purchases, Evaluation of the Securities shall be made in the manner described in 4.01(b), on the basis of the last available bid prices of the Securities (rather than offer prices), except in those cases in which the Securities are listed on a national securities exchange or a foreign securities exchange and the last available sale prices are utilized. In addition, with respect to each Security which is traded principally on a foreign securities exchange, the Evaluator shall (i) not make the addition specified in the fourth sentence of Section 4.01(b) and (ii) shall reduce the Evaluation of each Security by the amount of any liquidation costs (other than brokerage costs incurred on any national securities exchange) and any capital gains or other taxes which would be incurred by the Trust upon the sale of such Security, such taxes being computed as if the Security were sold on the date of the Evaluation.

               (19) Section 9.05 is hereby revised to read as follows:

               SECTION 9.05. WRITTEN NOTICE. Any notice, demand, direction or instruction to be given to the Depositor, Evaluator or Supervisor hereunder shall be in writing and shall be duly given if mailed or delivered to the Depositor, 2455 Corporate West Drive, Lisle, Illinois 60532, or at such other address as shall be specified by the Depositor to the other parties hereto in writing.

               (20) The second paragraph of Section 6.02 is replaced in its entirety as follows:

               An audit of the accounts of each Trust shall not be conducted unless the Depositor determines that such an audit is required. In the event that the Depositor determines that an audit is required, the accounts of each Trust shall be audited not less than annually by independent public accountants designated from time to time by the Depositor and reports of such accountants shall be furnished by the Trustee, upon request, to Unitholders. The Trustee, however, in connection with any such audits shall not be obligated to use Trust assets to pay for such audits in excess of the amounts, if any, indicated in the Prospectus

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               relating to such Trust. The Trustee shall maintain and provide, upon the request of a Unitholder or the Depositor, the Unitholders' or the Unitholder's designated representative with the cost basis of the Securities represented by the Unitholder's Units.

               (21) The first paragraph of Section 6.04 is replaced in its entirety as follows:

               SECTION 6.04. COMPENSATION. Subject to the provisions of Section
          3.14 hereof, the Trustee shall receive at the times set forth in
          Section 3.05, as compensation for performing ordinary normal recurring services under this Indenture, an amount calculated at the annual compensation rate stated in the Prospectus. The Trustee shall charge a pro rated portion of its annual fee at the times specified in Section 3.05, which pro rated portion shall be calculated on the basis of the largest number of Units in such Trust at any time during the primary offering period. After the primary offering period has terminated, the fee shall accrue daily and be based on the number of Units outstanding on the first business day of each calendar year in which the fee is calculated or the number of Units outstanding at the end of the primary offering period, as appropriate. The Trustee may from time to time adjust its compensation as set forth above, provided that total adjustment upward does not, at the time of such adjustment, exceed the percentage of the total increase, after the date hereof, in consumer prices for services as measured by the United States Department of Labor Consumer Price Index entitled "All Services Less Rent," or, if such index shall cease to be published, then as measured by the available index most nearly comparable to such index. The consent or concurrence of any Unitholder hereunder shall not be required for any such adjustment or increase, however, the consent of the Depositor shall be required. Such compensation shall be charged by the Trustee against the Income and Capital Accounts of each Trust; provided, however, that such compensation shall be deemed to provide only for the usual, normal and proper functions undertaken as Trustee pursuant to this Indenture.

     This Reference Trust Agreement shall be deemed effective when executed and delivered by the Sponsor and the Trustee.

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     IN WITNESS WHEREOF, the parties hereto have caused this Reference Trust
Agreement to be duly executed.


                                    CLAYMORE SECURITIES, INC., DEPOSITOR


                                    By   /s/ Nicholas Dalmaso
                                        ---------------------------
                                        Senior Managing Director and
                                             General Counsel



                                    THE BANK OF NEW YORK, TRUSTEE


                                    By   /s/ Thomas Porrazzo
                                         -------------------------
                                              Vice President

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                                   SCHEDULE A

                         SECURITIES INITIALLY DEPOSITED

               CLAYMORE SECURITIES DEFINED PORTFOLIOS, SERIES 187



(Note: Incorporated herein and made a part hereof are the "Trust Portfolio(s)" as set forth in the Prospectus.)